Exhibit 16.1

May 11, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.20549

Re: TNT Designs, Inc.
File No. 000-29449

Ladies and Gentlemen:

We have read the statements made by TNT Designs,  Inc., which were provided to us on May 15, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Most & Company, LLP
Most & Company, LLP
Independent Registered Public Accounting Firm